Exhibit 8

(202) 274-2000

________________, 2008

Board of Directors Midwest Federal Savings and Loan Association of St. Joseph 1901 Frederick Avenue St. Joseph, Missouri 64501

Board of Directors St. Joseph Bancorp, Inc. 1901 Frederick Avenue St. Joseph, Missouri 64501

Re:

Certain Federal Income Tax Consequences Relating to the Conversion of Midwest Federal Savings and Loan Association of St. Joseph from a Federal Mutual Savings Association to a Federal Stock Savings Bank

To the Members of the Boards of Directors:

         You have asked for our opinion relating to the material United States Federal income tax consequences of the proposed conversion (the “Conversion”) of Midwest Federal Savings and Loan Association of St. Joseph from a federally chartered mutual savings association (also referred to as the “Bank”) to a federally chartered capital stock savings bank (also referred to as the “Stock Bank”), pursuant to the Plan of Conversion of Midwest Federal Savings and Loan Association of St. Joseph dated as of July 9, 2008 (the “Plan of Conversion”). In the Conversion, all of the Bank’s to-be-issued capital stock will be acquired by St. Joseph Bancorp, Inc., a newly organized Maryland corporation (hereinafter “Midwest Bancorp” or the “Holding Company”). All other capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan of Conversion.

BACKGROUND

          The Bank is a federally chartered mutual savings association that is in the process of converting to a federally chartered stock savings bank. As a federally charted mutual savings association, the Bank has no authorized capital stock. Instead the Bank, in mutual form, has a unique equity structure. A depositor in the Bank is entitled to payment of interest on his account balance as declared and paid by the Bank. A depositor has no right to a distribution of any earnings of the Bank except for interest paid on his deposit account. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his account, in any liquidation proceeds distributed

Boards of Directors Midwest Federal Savings and Loan Association of St. Joseph St. Joseph Bancorp, Inc.
_______________, 2008

in the event the Bank is liquidated. All of the interests held by a depositor cease when such depositor closes his account with the Bank.

PROPOSED TRANSACTIONS

          The Holding Company has been formed under the laws of the State of Maryland for the purpose of the proposed transactions described herein, to engage in business as a savings bank holding company and to hold all of the stock of the Stock Bank. The Holding Company is offering for sale shares of its voting common stock (“Holding Company Conversion Stock”), upon completion of the mutual-to-stock conversion of the Bank, to persons purchasing such shares as described in greater detail below.

          Subject to regulatory approval, the Plan of Conversion provides for the offer and sale of shares of Holding Company Conversion Stock in a Subscription Offering pursuant to nontransferable subscription rights on the basis of the following descending preference categories to:

(i) Eligible Account Holders of the Bank,

(ii) the Bank’s Employee Plans,

(iii) Supplemental Eligible Account Holders of the Bank, and

(iv) Other Members of the Bank,

all as described in the Plan of Conversion. If shares remain after all orders are filled in the preference categories described above, the Plan of Conversion authorizes a Community Offering for the sale of shares not purchased under the preference categories, a Syndicated Community Offering for the shares not sold in the Community Offering, and other arrangements for shares not sold in either the Community Offering or Syndicated Community Offering, subject to purchase limits set forth in the Plan of Conversion (collectively, the Subscription Offering, the Community Offering, the Syndicated Community Offering and the other arrangements are referred to as the “Stock Offering”).

          Pursuant to the Plan of Conversion, all Holding Company Conversion Stock will be issued and sold at a uniform price per share. The estimated pro forma market value will be determined by RP Financial, LC, an independent appraiser. The conversion of the Bank from mutual to stock form and the sale of newly issued shares of the stock of the Stock Bank to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Conversion Stock.

          For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate including, but not limited to, the Holding Company’s Registration Statement on Form S-1 relating to the proposed issuance of up to 562,063 shares of common stock, par value $.01 per share, and Exhibits thereto, the Plan of Conversion, the

Boards of Directors Midwest Federal Savings and Loan Association of St. Joseph St. Joseph Bancorp, Inc. _______________, 2008 Page 3

Federal Stock Charter and Bylaws of the Stock Bank, and the Maryland Articles of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures.

          In issuing our opinion, we have relied on the fact that the Plan of Conversion has been duly and validly authorized and has been approved and adopted by the board of directors of the Bank at a meeting duly called and held, that the Bank will comply with the terms and conditions of the Plan of Conversion, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. This opinion addresses only the specific material United States federal income tax consequences of the transactions described herein and we specifically express no opinion concerning tax matters relating to the Plan of Conversion under state, local, foreign or other tax laws or other tax consequences that may result from the transactions described herein.

          In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and existing administrative rulings, notices and procedures, and court decisions. Such laws, regulations, administrative rulings, notices, procedures and court decisions are subject to change at any time, possibly with retroactive effect. If there is a change, including a change having retroactive effect, the opinions expressed herein would necessarily have to be reevaluated in light of any such changes. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

          The opinions expressed herein are not binding on the Internal Revenue Service (“IRS”) and there can be no assurance that the IRS will not take a position contrary to any of the opinions expressed herein. The opinions expressed herein reflect what we regard to be the material Federal income tax consequences of the transactions as described herein; nevertheless, they are opinions only and should not be taken as assurance of the ultimate tax treatment.

          In rendering our opinion, we have assumed that the persons and entities identified in the Plan of Conversion will at all times comply with applicable state and Federal laws and the factual representations of the Bank. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan of Conversion. Any variations may affect the opinions we are rendering. For purposes of this opinion, we are relying on the factual representations provided to us by the Bank, which are incorporated herein by reference.

Boards of Directors
Midwest Federal Savings and Loan Association of St. Joseph
St. Joseph Bancorp, Inc.
_______________, 2008

          We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

OPINION OF COUNSEL

Based upon and subject to the foregoing information, we render the following opinion.

1.	The conversion of the Bank to a federally chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Code Section 368(a)(1)(F).

2.

No gain or loss will be recognized by Holding Company or Stock Bank on the transfer of a portion of the offering proceeds from Holding Company to Stock Bank in exchange for Stock Bank shares or by Holding Company upon receipt of money from the sale of Holding Company Conversion Stock. (Section 1032(a) of the Code).

3.

The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion. The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion. (Sections 362(b) and 1223(2) of the Code).

4.

No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their deemed ownership interests in the Bank. (Section 354(a) of the Code).

5.

The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor. The basis of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.

6.	It is more likely than not that the nontransferable subscription rights have no value. Accordingly, no gain or loss will be recognized by Eligible Account Holders,

Boards of Directors
Midwest Federal Savings and Loan Association of St. Joseph
St. Joseph Bancorp, Inc.
_______________, 2008

Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Conversion Stock, provided that the amount to be paid for such common stock is equal to its fair market value. (Rev. Rul. 56-572, 1956-2 C.B. 182).

7.

It is more likely than not that the basis of the Holding Company Conversion Stock to its stockholders will be the purchase price thereof. (Section 1012 of the Code). The holding period of the Holding Company Conversion Stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(5) of the Code).

8.

For purposes of Section 381 of the Code, the Stock Bank will be treated as if there had been no reorganization. Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization. (Treas. Reg. § 1.381(b)-(1)(a)(2)).

9.

The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank. See Rev. Rul. 57-276, 1957-1 C.B. 126. Consequently, the Bank will not be required to file a federal income tax return for any portion of such taxable year solely by reason of the Conversion. Treas. Reg. § 1.381(b)-1(a)(2).

10.	The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank. Treas. Reg. § 1.381(b)-1(a)(2).

          Our opinion regarding the subscription rights above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights, and on the position that the subscription rights to purchase shares of Holding Company Conversion Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Holding Company Conversion Stock at the same price to be paid by members of the general public in any Community Offering. We also note that the IRS has not in the past reached a different conclusion with respect to the value of nontransferable subscription rights. If the subscription rights are subsequently found to have value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company and/or Stock Bank may be taxable on the distribution of the subscription rights.

Boards of Directors
Midwest Federal Savings and Loan Association of St. Joseph
St. Joseph Bancorp, Inc.
_______________, 2008

CONSENT

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 (“Registration Statement”) of the+ Holding Company filed with the Securities and Exchange Commission with respect to the Conversion, and as an exhibit to the Form AC Application for Conversion and Application H-(e)1-S filed with the Office of Thrift Supervision with respect to the Conversion, as applicable. We also hereby consent to the references to this firm in the prospectus which is a part of the Registration Statement and the Notice.

USE OF OPINION

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal and Tax Opinions” in the Prospectus, which is a part of the Registration Statement, as such may be amended or supplemented.

Very truly yours,

LUSE GORMAN POMERENK & SCHICK, A PROFESSIONAL CORPORATION